EXHIBIT 10.02
LAS VEGAS GAMING
SERIES B CONVERTIBLE PREFERRED STOCK

To:	Holders of Las Vegas Gaming, Inc. Series B Preferred Stock
From:	Russell Roth — CEO Las Vegas Gaming, Inc.
Date:	February 12, 2007
Subject:	Exchanging Series B Convertible Preferred Stock for Series A Common Stock or Cash
Las Vegas Gaming, Inc. (“LVGI” or “the Company”) recently entered into an agreement with Treasure Island Hotel and Casino (“TI”), a wholly-owned subsidiary of MGM Mirage, whereby TI will maintain the required base jackpot bankroll for LVGI’s linked, progressive keno game, Nevada Numbers. Cash resources previously required by the Nevada Gaming Control Board to be maintained as security for the Nevada Numbers jackpot will now be available to the Company for operations in addition to its planned rollout of PortalVision™.
In light of this development, and pursuant to the Certificate of Designation for Series B Convertible Preferred Stock, the Company is hereby providing notice of your right to exchange one-half of your Series B Preferred Shares for either:
(a)	your original investment in the shares exchanged, i.e., $5 per share, or

(b)	Series A common shares — at the rate of 5 Series A Common Shares for every 1 Series B Preferred Share or

(c)	you may also elect to exchange all of your Series B Preferred Shares, for Series A Common Shares at a rate of 5 Series A Common Shares for every 1 Series B Preferred Share.
The funds represented by the remaining one-half of your Series B Preferred Shares will continue to be held by the Company as security for its linked, progressive keno game, The Million Dollar Ticket.
We respectfully request that you notify the Company of your decision as soon as possible, but not later than May 13, 2007. In so doing, we ask that you complete the accompanying form and return it, along with your Series B Preferred Certificate, which has been signed on the reverse side, with a gold medallion signature guarantee from your bank or stock broker, and mail it to the Company in the pre-addressed envelope provided for your convenience.
If, in making your decision, you desire updated information about LVGI, we encourage you to visit our website at www.LVGI.com or to contact our Chief Financial Officer, Bruce Shepard, at 702-871-7111.
We thank you for the confidence that you have shown by your investment in our Company and for your continued patience as we strive to achieve the success that we all anticipated at the time of the Series B Offering.
Sincerely,
/s/ Russell Roth
Russell Roth
CEO
Las Vegas Gaming, Inc.

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